Exhibit 10.14

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”), effective May 15, 2018 (the “Effective Date”), is entered into by and between Inpixon (the “Employer” or the “Company” or “Parent Company”) and Nadir Ali (the “Employee” or “Executive”) and amends and restates in its entirety that certain Employment and Non-Competition Agreement, dated as of July 1, 2010.

WITNESSETH:

WHEREAS, Employer desires to employ Employee to serve as Chief Executive Officer of the Company, and Employee desires to be employed by Employer in such capacity pursuant to the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1.                  EMPLOYMENT: DUTIES AND RESPONSIBILITIES

Employer hereby employs Employee as Chief Executive Officer of the Company. Employee shall perform those duties and hold those responsibilities that are usual and customary for a Chief Executive Officer to perform and hold. Employee shall primarily perform his job duties at the Company’s offices located in Palo Alto, California.

2.                  FULL TIME EMPLOYMENT

Employee hereby accepts employment by Employer, upon the terms and conditions contained herein, and agrees that during the term of this Agreement the Employee shall devote substantially all of his business time, attention, and energies to the business of the Employer. Employee, during the term of this Agreement, will not perform any services for any other business entity which conflicts with the business of Employer; provided, however, that nothing herein contained shall be construed as (a) preventing Employee from investing his personal assets in any business or businesses which do not compete directly or indirectly with the Employer, (b) preventing Employee from purchasing securities in any corporation whose securities are regularly traded, if such purchases shall not result in his owning beneficially, at any time, more than 10% of the equity securities of any corporation engaged in a business which is competitive, directly or indirectly, to that of Employer, (c) preventing Employee from engaging in any other activities, if he receives the prior written approval of the Company with respect to his engaging in such activities.

3.                  RECORDS

In connection with his engagement hereunder, Employee shall accurately maintain and preserve all notes and records generated by Employer, which relate to Employer and its business and shall make all such reports, written if required, as Employer may reasonably require.

4.                  TERM

Employee’s employment hereunder shall be for a three (3) year period (the “Initial Term”), which shall commence May 15, 2018 (the “Start Date”). Thereafter, this Agreement shall automatically be renewed for additional two (2) year periods (each a “Subsequent Term”), unless such renewal is objected to by either the Company or the Executive upon 90 days written notice prior to the commencement of the next Subsequent Term and subject to Section 14 hereof. In the event of renewal, the last day of each Subsequent Term shall be deemed the new Expiration Date.

5.                  SALARY AND BONUS

As full compensation for the performance of his duties on behalf of Employer, Employee shall be compensated as follows:

(i)                 Base Salary. During the Initial Term and Subsequent Term (if applicable), Employer shall pay Employee a base salary at the rate of Two Hundred & Eighty Thousand Dollars ($280,000.00) per annum, payable semi-monthly (“Base Salary”). The Base Salary shall be reviewed annually by or pursuant to authority granted by the Board in connection with its annual review of executive compensation to determine if such Base Salary should be increased (but not decreased) for the following year in recognition of services to the Company. The Base Salary shall be payable at such intervals in conformity with the Company’s prevailing practice as such practice shall be established or modified from time to time.

(ii)               Bonuses. In addition to Base Salary, Employee shall also be eligible for inclusion in any executive bonus pools, discretionary performance bonuses for financings, acquisitions, material transactions or deferred compensation or commission plans that the Company may establish in its sole discretion or the Compensation Committee or Board may approve in its sole discretion provided however, that any bonuses, shall be subject to Section 14 hereof.

6.                  EQUITY

(i)                 Stock Option Grant. Employee shall also be eligible to participate in the equity based incentive plans of the Company and may receive awards thereunder, as determined by the Compensation Committee of the Company from time to time and subject to the terms and conditions of such plans and any award agreement between the Company and Employee evidencing such awards. Notwithstanding the foregoing, nothing in this Paragraph 6(i) shall be construed to extend the duration of this Agreement or Employee’s employment by the Company beyond the expiration of the Subsequent Term.

(ii)               Change of Control. In the event of a reorganization, merger or consolidation in which the Company is not the surviving corporation, or sale of all or substantially all of the assets of the Company to another person or entity (each a “Material Transaction”), the vesting of each outstanding stock option shall automatically be accelerated so that 100% of the unvested shares covered by such award shall be fully vested upon the consummation of the Material Transaction.

A “Change of Control” as used in this Section 6 shall mean any of the following:

(i)       any consummation of a reorganization, consolidation, merger, statutory share exchange or similar transaction involving the Company or any of its subsidiaries or sale of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s stock would be converted into cash, securities or other property; or

(ii) the stockholders of the Company approve an agreement for the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or

(iii) any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(iv) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act of an aggregate of 25% or more of either the then-outstanding shares of common stock of the Company or of the voting power of the Company’s outstanding voting securities by any single person or group (as such term is used in Rule 13d-5 under the Exchange Act), unless such acquisition was approved by the Board of Directors prior to the consummation thereof); or

(v) individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors

(vi) the appointment of a trustee in a Chapter 11 bankruptcy proceeding involving the Company or the conversion of such a proceeding into a case under Chapter 7.

7.                  BUSINESS EXPENSES

The Employer shall pay or reimburse the Employee for all reasonable business expenses incurred by Employee in the performance of his duties hereunder including, but not limited to, lodging and travel expenses relating to Company business, mobile phone and data usage, customer entertainment and certain pre-approved home office expenses not paid directly by the Company. To the extent that Employee travels to the Company’s Palo Alto, California office, the Company shall reimburse Employee for all reasonable travel, lodging and other out-of-pocket costs resulting from such travel. Reimbursement for the foregoing expenses will be made in accordance with regular Company policy and within a reasonable period following Employee’s presentation of the details of, and proof of, such expenses. The Company shall make an additional Benefits Gross-Up Payment to Employee to the extent Employee incurs any tax liability related to payment or reimbursement of said travel and living expenses. For purposes of this Agreement, “Benefits Gross-Up Payment” shall mean an amount such that, after payment by Employee of all income and employment taxes (and any interest and/or penalties imposed with respect to such taxes, other than interest or penalties imposed as a result of any wrongful act or omission by Employee) as a result of Employee’s receipt of a specified benefit under this Agreement, including, any taxes (and any interest and/or penalties imposed with respect thereto, other than interest or penalties imposed as a result of any wrongful act or omission by Employee) imposed upon the Benefits Gross-Up Payment, Employee retains an amount of the Benefits Gross-Up Payment equal to all such taxes imposed on Employee’s receipt of such benefits.

8.                  FRINGE BENEFITS

(i)                 During the term of this Agreement, Employer shall provide medical, dental, and vision insurance coverage to Employee, his spouse and his children, to the same extent, and on the same terms and conditions, it shall provide such coverage to other senior management employees of the Company.

(ii)               During the term of this Agreement, Employee shall be permitted to participate in the Company’s 401K Plan, to the same extent, and on the same terms and conditions, other senior management employees of the Company shall be permitted to participate.

(iii)             During the term of this Agreement, Employer shall provide to Employee four (4) weeks paid vacation days per year, which shall accrue monthly from the Start Date and not subject to accrual limitations.

(iv)             During the term of this Agreement, Employer shall provide paid sick days to Employee, to the same extent, and on the same terms and conditions, it shall provide such paid time off to other senior management employees of the Company.

(v)               During the term of this Agreement, Employer shall provide housing allowance at a monthly amount determined by the Compensation Committee but not lower than any amount in the prior year. The Employee shall also receive transportation allowance no less than $1,000 per month based on Company policies or as determined by the Compensation Committee.

9.                  SUBSIDIARIES

For the purposes of this Agreement all references to business products, services and sales of Employer shall include those of Employer’s subsidiaries and/or affiliates.

10.              INVENTIONS

All systems, inventions, discoveries, apparatus, techniques, methods, know-how, formulae or improvements made, developed or conceived by Employee during Employee’s employment by Employer, whenever or wherever made, developed or conceived, and whether or not during business hours, which constitute an improvement, on those heretofore, now or at any time during Employee’s employment, developed, manufactured or used by Employer in connection with the manufacture, process or marketing of any product heretofore or now or hereafter developed or distributed by Employer, or any services to be performed by Employer or of any product which shall or could reasonably be manufactured or developed or marketed in the reasonable expansion of Employer’s business, shall be and continue to remain Employer’s exclusive property, without any added compensation to Employee, and upon the conception of any and every such invention, process, discovery or improvement and without waiting to perfect or complete it, Employee promises and agrees that Employee will immediately disclose it to Employer and to no one else and thenceforth will treat it as the property and secret of Employer.

Employee will also execute any instruments requested from time to time by Employer to vest in it complete title and ownership to such invention, discovery or improvement and will, at the request of Employer, do such acts and execute such instruments as Employer may require, but at Employer’s expense to obtain Letters of Patent, trademarks or copyrights in the United States and foreign countries, for such invention, discovery or improvement and for the purpose of vesting title thereto in Employer, all without any additional compensation of any kind to Employee. Employer hereby notifies Employee that the provisions of this Section 10 do not apply to any inventions for which no equipment, supplies, facilities or trade secret information of the Employer was used and which was developed entirely on the Employee’s own time, unless (x) such invention relates to the past, actual or planned business or activities of the Employer, including, without limitation, research and development or (y) such invention results in any way from any work performed by the Employee for the Employer.

11.              CONFIDENTIAL INFORMATION AND TRADE SECRETS

(i)                 All Confidential Information shall be the sole property of Employer. Employee will not, during the period of his employment for any reason, disclose to any person or entity or use or otherwise exploit for Employee’s own benefit or for the benefit of any other person or entity any Confidential Information which is disclosed to Employee or which becomes known to Employee in the course of his employment with Employer without the prior written consent of an officer of Employer except as may be necessary and appropriate in the ordinary course of performing his duties to Employer during the period of his employment with Employer. For purposes of this Section 11(i), “Confidential Information” shall mean any data or information belonging to Employer, other than Trade Secrets, that is of value to Employer and is not generally known to competitors of Employer or to the public, and is maintained as confidential by Employer, including but not limited to non-public information about Employer’s clients, executives, key contractors and other contractors and information with respect to its products, designs, services, strategies, pricing, processes, procedures, research, development, inventions, improvements, purchasing, accounting, engineering and marketing (including any discussions or negotiations with any third parties). Notwithstanding the foregoing, no information will be deemed to be Confidential Information unless such information is treated by Employer as confidential and shall not include any data or information of Employer that has been voluntarily disclosed to the public by Employer (except where such public disclosure has been made without the authorization of Employer), or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(ii)               All Trade Secrets shall be the sole property of Employer. Employee agrees that during his employment with Employer and forever after his termination, Employee will keep in confidence and trust and will not use or disclose any Trade Secret or anything relating to any Trade Secret, or deliver any Trade Secret, to any person or entity outside Employer without the prior written consent of the Board of Directors. For purposes of this Section 11(ii), “Trade Secrets” shall mean any scientific, technical and non-technical data, information, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan or list of actual or potential customers or vendors and suppliers of Employer or any portion or part thereof, whether or not copyrightable or patentable, that is of value to Employer and is not generally known to competitors of Employer or to the public, and whose confidentiality is maintained, including unpatented and un-copyrighted information relating to Employer’s products, information concerning proposed new products or services, market feasibility studies, proposed or existing marketing techniques or plans and customer consumption data, usage or load data, and any other information that constitutes a trade secret as defined in the California Uniform Trade Secrets Act that appears at Sections 3426-3426.11 of the California Civil Code, in each case to the extent that Employer, as the context requires, derives economic value, actual or potential, from such information not being generally known to, and not being readily ascertainable by proper means by, other persons or entities who can obtain economic value from its disclosure or use.

12.              NON-SOLICITATION OF EMPLOYEES

During the term of Employee’s employment and for six-months thereafter, Employee will not cause or attempt to cause any employee of Employer to cease working for Employer. However, this obligation shall not affect any responsibility Employee may have as an employee of Employer with respect to the bona fide hiring and firing of Employer’s personnel.

13.              NON-SOLICITATION OF CUSTOMERS AND PROSPECTIVE CUSTOMERS

Employee will not, during the period of his employment for any reason, directly or indirectly, solicit the business of any customer of Employer for the purpose of, or with the intention of, selling or providing to such customer any product or service in competition with any product or service sold or provided by Employer. For a period of six-months after the termination of Employee’s employment, Employee will not, directly or indirectly, use any of the Employer’s Trade Secrets in order to induce any of the Employer’s customers to cease doing business with Employer or to induce them to become the customer of any other person or entity.

14.              TERMINATION

The Company may not terminate the Executive’s employment during any Term or Subsequent Term without Just Cause. Employee may be terminated for Just Cause or Employee may terminate his employment as follows.

(a)                Termination by Employer For Just Cause.

(i)                 Employer may terminate Employee’s employment hereunder for Just Cause (as defined below) at any time upon delivery of written notice to Employee.

For purposes of this Agreement, the phrase “Just Cause” means: (A) Employee’s fraud, gross malfeasance, gross negligence, or willful misconduct, with respect to Employer’s business affairs; (B) Employee’s refusal or repeated failure to follow Employer’s established reasonable and lawful policies; (C) Employee’s material breach of this Agreement; or (D) Employee’s conviction of a felony or crime involving moral turpitude. A termination of Employee for Just Cause based on clause (A), (B) or (C) of the preceding sentence will take effect thirty (30) days after Employer gives written notice of its intent to terminate Employee’s employment and Employer’s description of the alleged cause, unless Employee, in the good-faith opinion of Employer, during such thirty (30)-day period, remedies the events or circumstances constituting Just Cause. In connection with a determination of Cause, a majority of the Board shall make such determination at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with counsel, to be heard before the Board).

(ii)               If Employee’s employment hereunder is terminated by Employer for Just Cause, Employer will be required to pay to Employee for six months of his Base Salary plus housing and transportation allowance; any and all accrued but unpaid commissions and bonuses (including but not limited to annual bonuses; discretionary bonuses; performance bonuses; discretionary compensation; etc.) that Employee otherwise would have received pursuant to Section 5 hereof and accrued but unused vacation pay that has been earned through the date of termination and pay to Employee any unreimbursed business expenses and travel expenses that are reimbursable under this Agreement that have been incurred by Employee, subject to the submission of any required documentation.

(b)               Termination by Employee for Good Reason.

(i)                 Employee may terminate his employment hereunder at any time for any reason other than a Good Reason, upon 30 days prior written notice.

(ii)               Employee may terminate his employment hereunder for Good Reason by providing 30 days prior written notice. For purposes of this Agreement, “Good Reason” means: (a) a material reduction in the Executive’s Base Salary; (b) a material diminution in the Executive’s responsibilities as CEO of the Parent Company; (c) the assignment of duties to the Executive materially inconsistent with his position as CEO; (d) the requirement that the Executive relocate his primary place of employment more than 20 miles from Executive’s Office (unless such location is closer to the Executive’s primary residence); (e) the Company’s material breach of this Agreement; provided that Good Reason based on a material breach shall exist only if within 90 days of the Company’s act or omission resulting in a material breach, the Executive notifies the Company in a writing of the act or omission, the Company fails to correct the act or omission within 30 days after receiving the Executive’s written notice; or (f) following a Change of Control, Employee ceases to hold the position of Chief Executive Officer at either the ultimate parent entity of the Company after a Change of Control, Employer shall: (1) continue to pay to Employee his Base Salary plus housing and transportation allowance and commissions Employee would have otherwise received, subject to customary payroll practices and withholdings, for twenty-four (24) months; (2) upon termination or resignation, pay to Employee the value of 2x of any and all bonuses (including but not limited to annual bonuses; discretionary bonuses; performance bonuses; discretionary compensation; etc.) that Employee otherwise would have potentially received pursuant to Section 5 hereof; (3) upon termination or resignation, pay to Employee the value of any accrued but unpaid vacation time; (4) a lump sum payment equal to 24 months of COBRA premiums based on the terms of Company’s group health plan and Executive’s coverage under such plan as of the date of Termination (regardless of any COBRA election actually made by Executive or the actual COBRA coverage period under the Company’s group health plan); (5) upon termination or resignation, pay to Employee any unreimbursed business expenses and travel expenses that are reimbursable under this Agreement that have been incurred by Employee, subject to the submission of any required documentation and (6) full vesting of the Employee in any and all previously granted outstanding equity-based incentive awards subject to time-based vesting criteria.

(c)                Disability and Death.

Employee’s employment hereunder will be terminated immediately upon (i) Employee’s “Disability” for a period exceeding three (3) months in any twelve (12) month period, or (ii) Employee’s death. For purposes of this Agreement, “Disability” means Employee’s incapacity due to any physical or mental illness or injury, as determined by a licensed health care provider, which renders Employee unable to perform the essential functions of his position, even with reasonable accommodation(s). Employee warrants, represents and agrees that holding open his position for a period in excess of those provided in this paragraph would not be a reasonable accommodation and would impose an undue hardship on Employer. If Employee’s employment is terminated due to such Disability or death, Employer will be required to pay to Employee or Employee’s estate, as the case may be, unrelated to any amounts that Employee may receive pursuant to any short-term and long-term disability plans or life insurance plans (as applicable), only his Base Salary plus housing and transportation allowance for twelve months; a pro-rata portion of the Executive’s Annual Bonus pursuant to Section 5 hereof, if any, for the fiscal year in which the Employee’s termination occurs (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365) payable at the same time bonuses for such year are paid to other senior executives of the Company; any accrued but unpaid vacation pay earned through the date of termination, and to the extent required under the terms of any benefit plan or this Agreement, the vested portion of any benefit under such plan; pay to Employee any unreimbursed business expenses and travel expenses that are reimbursable under this Agreement that have been incurred by Employee, subject to the submission of any required documentation; and a lump sum payment equal to 12 months of COBRA premiums based on the terms of Company’s group health plan and Executive’s coverage under such plan as of the date of Termination (regardless of any COBRA election actually made by Executive or the actual COBRA coverage period under the Company’s group health plan). Employee or Employee’s estate, as the case may be, will not by operation of this provision forfeit any rights in which Employee is vested at the time of Employee’s Disability or death.

(d)               Effect of Termination on Officer and Board Positions. Any termination of the Executive with respect to the Executive’s standing as an executive officer or Board Member must expressly designate which such role is subject to termination. The termination of the Executive as an Officer will not thereby terminate the Executive’s Board status unless the termination so states, in which event the Executive shall resign his Board position as a condition to receiving any of the payments set forth in this Section 14.

(e)                No Mitigation or Offset. In the event of any termination of Executive’s employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against any amounts due under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

(f)                D&O Insurance. At the request of the Executive, the Company obtain and continue for as long as Executive is employed by the Company, directors’ and officers’ insurance coverage at levels no less than $5,000,000 with an insurance company rated “A” or higher.

15.              ARBITRATION

(i)                 In the event that there shall be a dispute among the parties arising out of or relating to this Agreement, or the breach thereof (a “Dispute”), the parties agree that such Dispute shall be resolved by final and binding arbitration before a single arbitrator in Palo Alto, California (or within 25 miles thereof), administered by the American Arbitration Association (the “AAA”), in accordance with AAA’s Employment ADR Rules then in effect. The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance.

(ii)               The Company and Employee shall each pay half of the direct costs and expenses of the arbitration, including arbitration and arbitrator fees. Except as otherwise provided by statute, Employee and the Company are responsible for their respective attorneys’ fees incurred in connection with enforcing this Agreement. Employee and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party.

16.              SECTION 409A COMPLIANCE

(i)                 This Agreement is intended to comply with the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of payment. Notwithstanding anything contained herein to the contrary, Employee shall not be considered to have terminated employment with Employer unless he would be considered to have incurred a “termination of employment” from Employer within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

(ii)               Notwithstanding the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to “specified employees,” any payment on account of Employee’s separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following Employee’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination. For purposes of Section 17 hereof, Employee shall be a “specified employee” for the 12-month period beginning on the first day of the fourth month following each “Identification Date” if he is a “key employee” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of Employer at any time during the 12-month period ending on the “Identification Date.” For purposes of the foregoing, the Identification Date shall be December 31.

(iii)             All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

17.              MISCELLANEOUS

(a)                If any provision of this Agreement shall be declared, by a court of competent jurisdiction or arbitrator, to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any covenant or provision so expressed herein.

(b)               The parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement, which are not set forth herein. The provisions of this Agreement may not be amended, supplemented, waived, or changed orally, but only in writing and signed by Employee and a duly authorized officer of the Company.

(c)                The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Employer, its successors and assigns, and upon the Employee and his legal representatives, heirs and legatees. This Agreement constitutes a personal service agreement, and the performance of the Employee’s obligations hereunder may not be transferred or assigned by the Employee.

(d)               The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement, on the part of either party, shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(e)                During the Term and through the second anniversary of the Termination Date, the Executive will not make public statements or communications that disparage the Company or any of its businesses, services, products, affiliates or current, former or future directors and executive officers in their capacity as such. During the Term and through the second anniversary of the Termination Date, the Company will instruct its directors and executives not to make public statements or communications that disparage the Executive. The foregoing obligations shall not be violated by truthful statements to any governmental agency or entity, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(f)                Indemnification. During the Term and thereafter, the Company shall indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee, as the case may be, of the Company, or the Executive’s service in any such capacity or similar capacity with any affiliate of the Company or other entity at the Company’s request, both prior to and after the Effective Date, and to promptly advance to the Executive or the Executive’s heirs or representatives such expenses, including litigation costs and attorneys’ fees, upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Executive or on the Executive’s behalf to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company. During the Term and thereafter, the Company also shall provide the Executive with coverage under its then current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers. If the Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive will give the Company prompt written notice thereof; provided that the failure to give such notice shall not affect the Executive’s right to indemnification. The Company shall be entitled to assume the defense of any such proceeding and the Executive will use reasonable efforts to cooperate with such defense. To the extent that the Executive in good faith determines that there is an actual or potential conflict of interest between the Company and the Executive in connection with the defense of a proceeding, the Executive shall so notify the Company and shall be entitled to separate representation at the Company’s expense by counsel selected by the Executive (provided that the Company may reasonably object to the selection of counsel within 10 business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with the Executive’s separate defense. This Section shall continue in effect after the termination of the Executive’s employment or the termination of this Agreement.

The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California, without reference to its conflict-of-law rules.

Signature Page Follows

IN WITNESS WHEREOF, this employment agreement is dated as of the 15th day of May 2018.

On Behalf of Employer:

INPIXON

By:	/s/ Wendy Loundermon
Wendy Loundermon, CFO

By:	/s/ Nadir Ali
Nadir Ali, Employee/Executive